Exhibit 99.1

Okta Appoints Brett Tighe as Chief Financial Officer

SAN FRANCISCO – January 28, 2022 – Okta, Inc. (Nasdaq: OKTA), the leading independent identity provider, today announced that Brett Tighe, Okta’s interim Chief Financial Officer, has been appointed to the role of Chief Financial Officer, effective immediately.

“Brett has been a key member of the finance organization since joining Okta nearly seven years ago, and a great partner to me and the executive team,” said Todd McKinnon, Chief Executive Officer and co-founder of Okta. “Since stepping into the interim CFO role last year, he has been instrumental in driving us towards achieving our financial and operational goals. We look forward to Brett’s continued success and leadership at Okta in the years to come.”

Before becoming interim CFO in June 2021, Tighe served as Okta’s Senior Vice President of Finance and Treasurer. Prior to joining Okta in 2015, Tighe spent nearly 11 years with growing responsibilities in the finance organization at Salesforce. He holds a Master of Business Administration from the University of San Francisco, and a Bachelor of Arts from the University of California, Santa Barbara.

“Okta is an exceptional organization with a unique opportunity to become an iconic cloud company,” said Tighe. “I am thrilled to take on this role, and look forward to continuing to execute on our strategic and established financial goals, including reaching $4 billion in revenue and a 20% free cash flow margin in fiscal 2026. The company is on a fantastic trajectory.”

As CFO, Tighe will lead Okta’s global finance organization and will be responsible for accounting, financial planning and analysis, internal audit, investor relations, tax, and treasury.

About Okta

Okta is the leading independent identity provider. The Okta Identity Cloud enables organizations to securely connect the right people to the right technologies at the right time. With more than 7,000 pre-built integrations to applications and infrastructure providers, Okta provides simple and secure access to people and organizations everywhere, giving them the confidence to reach their full potential. More than 14,000 organizations, including JetBlue, Nordstrom, Siemens, Slack, Takeda, Teach for America, and Twilio, trust Okta to help protect the identities of their workforces and customers.

Investor Contact:

Dave Gennarelli

investor@okta.com

Media Contact:

Patty Tredway

press@okta.com